Exhibit 10.48

THIS AGREEMENT is made 22nd day of April 2005 BETWEEN:.

PARTIES:

AON LIMITED whose registered office is at 8 Devonshire Square, London, EC2M 4PL (“the Company”) and

Stephen P McGill of Green End Park, Dane End, Ware, Hertfordshire, SG12 ONU (“you”)

IT IS HEREBY AGREED AS FOLLOWS:

1.                                You shall be employed by the Company in the capacity set out in paragraph 2 of the Schedule and shall perform such duties and exercise such powers as the Company may from time to time decide, in a competent and expeditious manner.

2.                                You shall, when reasonably required by the Company, perform services not only for the Company but also for any other Group Company.

3.                                You shall comply with the reasonable directions from time to time of the Board of Directors of any Group Company in whose service you may at any time be engaged (“the Board”).

4.                                You shall, unless prevented by physical or mental incapacity, devote your whole time and attention to the business of the Company and the Group and shall use your best endeavours to promote their interests and financial success, giving to the Company at all times the full benefit of your knowledge, expertise and skill. You shall not knowingly do and shall exercise your best endeavours to prevent there being done, any act or thing which may in any way be prejudicial or detrimental to the Company.

5.                                The parties agree to comply with the law in relation to working time as amended and set out in paragraph 17 of the Schedule.

6.1                          This Agreement shall commence on the date as set out in paragraph 3(i) of the Schedule and shall (subject to termination by notice as provided below or the provisions for termination as provided in clause 6.3 of this Agreement, or the provisions for summary termination as provided in clause 25 of this Agreement) continue for an initial fixed period of 3 years expiring on 31st May 2008 (the “Fixed Term Period”) and thereafter shall continue until terminated by either party giving to the other not less than 12 months’ notice expiring on or at any time after 31st May 2008 (the “Notice Period”).

Executive Contract: Stephen P McGill

6.2                          The Company reserves the right to terminate your employment prior to the end of the Fixed Term Period, in which event (and unless such termination is under the provision as provided in clause 6.3 of this Agreement or under the provisions for summary termination at clause 25 of this Agreement) the Company will immediately pay you a sum equal to the aggregate of the salary, pension contribution and the grade allowance (but not the discretionary bonus) that would otherwise have been payable during the remainder of the Fixed Term Period (the “Fixed Term Early Payment Period”). In the event that the Company gives you Notice after 31st May 2007 so that your employment ends after the Fixed Term Period, the Company reserves the right to apportion the payment to you for the Notice Period under this clause 6 for the Fixed Term Early Payment Period and under clause 7 for the remainder of the Notice Period.

6.3                          If, however, your employment is terminated by the Company at any time because you have failed to attain or maintain competence or because you have failed a “good repute” check as required by the Company for FSA Regulatory purposes, then the Company may terminate your employment prior to the end of the Fixed Term Period or the Notice Period by giving you 1 month’s written notice expiring at any time or statutory written notice if this is greater.

6.4                          This Agreement shall be in substitution for any subsisting service agreement or contract of employment (oral or otherwise) between you and the Company or between you and any other Group Company which shall be deemed to have been terminated by mutual consent with effect from the Effective Date.

7.                                If your employment continues after the Fixed Term Period, the Company may (subject to clause 6.2 of this Agreement) in its sole discretion make a payment of basic salary in lieu of giving you notice throughout the Notice Period. In this event you will not be entitled to any discretionary or contractual bonus or to any salary increases for the period in which you would otherwise have worked. The payment in lieu of notice may at the Company’s option be made in one lump sum or in instalments no less frequent than such basic salary would otherwise have been paid. The Company will, subject to clauses 8 and 9 make provision for:

7.1                          the continuation of additional benefits as et out in paragraph 14 and 15 of the Schedule from the date of the termination for a period equivalent to the notice period referred to in clause 6;

7.2         you will be granted retirement benefits which when aggregated with any Revaluation are equal to those to which you would have been entitled had you worked until the End Date (meaning expiry of the notice period referred to in clause 6 , or until your Normal Retirement Date as specified in paragraph 9 of the Schedule (if earlier), at a salary equivalent to your basic salary at the date of the termination. For this purpose, “Revaluation” means any revaluation or increase in your retirement benefits in respect of the period between the date of termination and the End Date assuming that price inflation is throughout that period at the same rate as it was over the 12 month period ending on the date of termination. No account will be taken of any benefits attributable to additional voluntary contributions. The benefits shall be provided at the Company’s discretion from either: -

7.2.1      the Exempt Approved Pension Scheme specified in paragraph 10 of the Schedule (subject to the consent of the trustees for the time being of the said scheme), or

7.2.2      any other Exempt Approved Scheme, or

7.2.3      a combination of 7.2.1 and 7.2.2.

8.           Clause 7.2 shall be subject to the consent of the Inland Revenue (if necessary) and to any limits from time to time imposed by the Inland Revenue upon Exempt Approved Schemes, and clause 7.2 shall operate only to the extent (if at all) as permitted by the Inland Revenue. The expression “Exempt Approved Scheme” shall have the meaning given to it by Section 592(1) of the Income and Corporation Taxes Act 1988.

9.           The provision of the additional benefits referred to in clause 7.1 will cease immediately should you commence new employment at any time prior to the expiry of the period referred to in clause 6.

10.         This Agreement will terminate automatically on the date as set out in paragraph 9 of the Schedule. You shall be entitled to participate in any bonus scheme as described in clause 13, on a pro-rata basis in your final year of service under this Agreement, should your Normal Retirement Date fall other than on the date on which the bonus is calculated.

11.         You shall be paid an annual salary of not less than that specified in paragraph 6 of the Schedule, and such salary will accrue from day to day and will be paid monthly in arrears.

12.         During the period of your employment the Company shall annually, on the date specified in paragraph 7 of the Schedule, review your salary and any subsequent salary change will have regard to your performance and other circumstances which the Company considers relevant.

13.         At the Company’s sole discretion you shall be entitled to participate in such incentive or bonus scheme(s) which the Company may offer to you, subject to the terms and conditions of such scheme(s) from time to time.

14.         The Company shall be entitled to deduct from your salary and benefits, all sums owing from you to the Company or any Group Company.

15.         The Company or a Group Company, as appropriate, shall pay or reimburse you for all expenses properly and reasonably incurred by you in the performance of your duties, upon production of all relevant receipts and vouchers where available.

16.         You shall be entitled to:-

16.1       membership of the pension scheme referred to in paragraph 10 of the Schedule, or such scheme(s) as the Company may from time to time operate for its employees in accordance with your offer of membership, and the rules of the scheme(s) from time to time;

16.2       those benefits as may from time to time be in force details of which are set out in paragraph 14 of the Schedule subject always to the provisions of any rules governing the availability of such benefits;

16.3       other benefits from time to time in force including, but not limited to, those benefits as set out in paragraph 15 and 16 of the Schedule, subject always to the rules of each of the schemes therein referred to or other applicable rules in force from time to time.

17.         The rules governing absence from work due to sickness or injury are set out in the Employee Handbook. Subject to those rules, you shall be entitled to your full salary and benefits for up to an aggregate of 6 months in any 12 month period for absence due to sickness or injury, and thereafter will be eligible for consideration to receive benefit under the long term disability scheme referred to in paragraph 16 of the Schedule, subject to the rules of that scheme or other applicable rules in force from time to time.

18.         Your principal place of work at the date hereof is as set out in paragraph 5 of the Schedule. You may be required to travel on the business of the Company or any Group Company in the proper performance of your duties from time to time, and you shall work in such place or places as the Company or any Group Company shall reasonably require.

19.         The Company has the right as a term of your employment to transfer you either temporarily or permanently to any of its establishments at other locations, but the exercise of the right in the case of a permanent transfer will be subject to:

•      the proposal being discussed with you;

•      your domestic circumstances being taken into account;

•      whether relocation would be required in your case and, if so, the terms for such relocation;

•      the suitability for you of the work at the proposed new location; and

•      where relocation is neither proposed nor considered necessary for a change of the geographical area in which you would undertake your duties, whether the proposed new area will be realistically accessible from your normal residence.

Temporary transfers will be proposed principally to cover short-term requirements at other locations. As these may occur at short notice, the Company will take into account the grounds for any objections you may raise about such a temporary move, while reserving the right to insist on your compliance with a requirement for such a temporary transfer.

20.         You shall not, without the prior consent in writing of the Company obtained from the Chairman of the Company or Group Company in whose service you may at any time be engaged during the period of your employment under this Agreement, be directly or indirectly engaged, concerned or interested in the conduct and/or management of, or involvement with any other business of any kind whatsoever, whether or not in competition with the Company or any Group Company. Nothing in this clause shall, however, prevent you from holding or being beneficially interested in shares or securities quoted on any recognised Stock Exchange or dealt in on the Unlisted Securities Market or on any recognised over-the-counter Market, provided that you shall, if reasonably required by the Company, make a full disclosure to the Company of such interest.

21.         Provided that nothing in this Agreement shall preclude you from making a protected disclosure in accordance with the provisions set out in the Employment Rights Act 1996 which should be made in accordance with the Company’s disclosure procedure, you shall:

21.1       at all times during the period of your employment, keep secret and use only for the Company and Group’s use and benefit, any Confidential Information;

21.2       at all times after your employment has ended, for whatever reason, keep secret and not use for your benefit or for the benefit of others any Confidential Information obtained or which otherwise came into your possession during your employment;

21.3       not make or write any statement for any representative of television, radio, film or other similar media and shall not write any article for the press or otherwise for publication on any matter connected with or related to the business of the Company or any Group Company without first obtaining the written approval of the Chairman of the Company, such approval not to be unreasonably withheld.

21.4       on the termination of your employment, for whatever reason, immediately return all records, documents, computer disks, papers, notes (including copies) and everything else which is in your possession or under your control and which contains or records (in whatever form or media) Confidential Information and shall not retain copies in any form or manner or media whatsoever.

22.         Subject to the provisions of the Patents Act 1977, the Registered Designs Act 1949 and the Copyright Designs and Patents Act 1988, if at any time in the course of or in connection with your employment under this Agreement you make or discover or participate in the making or discovery of any Intellectual Property directly or indirectly relating to or capable of being used in the business carried on by the Company or by any Group Company, full details of the Intellectual Property shall immediately be disclosed in writing by you to the Company and the Intellectual - Property shall be the absolute property of the Company. At the request and expense of the Company, you shall give and supply all such information, data, drawings and assistance as may be necessary or in the opinion of the Company desirable to enable the Company of any Group Company to exploit the Intellectual Property to the best advantage, and shall execute all documents and do all things which may be necessary or in the opinion of the Company desirable for obtaining patent or other protection for the Intellectual Property in such parts of the world as may be specified by the Company and for vesting the same in the Company or as it may direct.

23.         If you are dissatisfied with any disciplinary decision relating to you, or if you have any grievance arising from your employment, you may refer any such matter to the relevant Divisional Chairman of Aon Limited and if the grievance is not resolved by discussion with you, it will then be referred to the Chairman and Chief Executive Officer of Aon Limited whose decision will be conclusive.

24.         The Company may from time to time (including but without limitation during all or part of any period of notice to terminate this Agreement) suspend or exclude you from the performance of your duties and/or from all or any premises of the Company or any Group Company for any period. If the Company wishes you to work in one of its offices for all or part of your notice period, you may be assigned reasonable alternative tasks and duties to those which you were previously given. During any period of notice during which you are not required to attend at the offices of the Company you shall:

24.1       continue to receive your full remuneration and other benefits payable or otherwise provided hereunder during your notice period;

24.2       comply with the reasonable directions of the Company with regard to its Clients and business;

24.3       arrange mutually suitable dates with the Company in which to take the full amount of any outstanding unused holidays to which you are entitled.

25.         Notwithstanding anything else in this Agreement, the Company shall be entitled to terminate your employment immediately without notice at any time during its continuance, without payment in lieu of notice and without prejudice to any other rights of the Company if:-

25.1       you shall have acted in a manner which is materially prejudicial to the Company, the Group or its or their businesses; or

25.2       you shall be guilty of any gross misconduct or after one or more warnings, of any repeated misconduct, or shall fail or neglect efficiently and diligently to perform your duties, or shall refuse or fail to observe any of your obligations (other than minor failures which, being capable of being remedied, are remedied forthwith by you upon being notified thereof by the Board, a director, or any nominee of the Board); or

25.3       you are legally disqualified from being a director for any reason whatsoever; or

25.4       you become bankrupt, or make any arrangement or composition with your creditors; or

25.5       you are convicted of any criminal offence or are the subject of an adverse finding of a disciplinary tribunal, other than an offence which, in the opinion of the Company, does not affect your position as an employee of the Company (bearing in mind the nature of the duties in which you are engaged and the capacity in which you are employed); or

25.6       you are guilty of any conduct tending to bring yourself, the Company or any Group Company into disrepute.

26.         In the case of activities subject to review in clauses 25.1.1, 25.1.2, 21.1.5 and 21.1.6, the Board for the time being of the Company shall determine, by a majority decision, whether in their opinion those activities are such as to entitle the Company to terminate your employment.

27.         In the event of the termination of your employment by the Company under clause 25, the Company shall not be obliged to make any further payment to you beyond both the amount of any remuneration actually accrued to the date of such termination and payment in respect of any outstanding unused holiday entitlement at the date of termination, The Company may deduct from such sums any sums owing to it by you.

28.         Upon the termination of your employment with the Company, for whatever reason, you shall, upon the request of the Company, resign without claim for compensation from your office as a director of the Company and/or any Group Company, or any other company in which the Company required you to hold office in connection with your appointment and from all other offices and trusteeships held by you in or in connection with such companies.

29.         Should you fail to resign from your office as a director, or from any other office or trusteeship as is referred to in clause 28, either during your employment when requested by the Company so to do, or on termination, the Company is irrevocably authorised by you to appoint some person in your place and on your behalf to execute any documents and to do all things requisite to give effect thereto and you agree forthwith, on the request of the Company, to ratify and confirm all such things done in pursuance of this power.

30.         RESTRICTION OF ACTIVITIES

Relations with Clients, Prospective Clients and Producers

30.1       For 12 months after the lawful termination of your employment you shall not for the purpose of seeking or doing Competing Business either directly or indirectly, solicit, canvass or approach or endeavour to solicit, canvass or approach, either on your own behalf or on behalf of any other person, firm or company, any Client or Prospective Client of the Company or any Group Company with whom you had material dealings in the course of your employment at any time in the period of 12 months preceding the date of the termination of your employment.

30.2       For 12 months after the lawful termination of your employment you shall not for the purpose of seeking or doing Competing Business either directly or indirectly handle or accept business from, either on your own behalf or on behalf of any other person, firm or company, any Client or Prospective Client of the Company or any Group Company with whom you had material dealings at any time in the course of your employment in the period of 12 months preceding the date of the termination of your employment.

30.3       For 12 months after the lawful termination of your employment you shall not for the purpose of seeking or doing Competing Business either directly or indirectly, solicit, canvass or approach or handle or accept business from or endeavour to solicit, canvass or approach or handle or accept business from, either on your own behalf or on behalf of any other person, firm or company, any Producer of the business of a Client or Prospective Client with whom you had material dealings at any time in the course of your employment in the period of 12 months preceding the date of the termination of your employment.

30.4       The 12 month period mentioned in sub-clauses 30.1, 30.2. and 30.3 shall be reduced by any period during which the Company, suspends you from your normal duties and/or excludes you from the premises of the Company or of any Group Company.

Relations with Company employees and former employees

30.5       You shall not for 12 months after the lawful termination of your employment either directly or indirectly solicit or entice away or endeavour to solicit or entice away from the Company or any Group Company, either on your own behalf or on behalf of any other person, firm or company, any person who is employed by or is an agent, officer or consultant of the Company or any Group Company who is or was personally known to you and who by reason of seniority or position is likely to be in possession of confidential information which is likely to be of assistance to any person, firm or company competing with the Company or any Group Company whether or not such person would commit a breach by reason of their leaving the Company or any Group Company.

30.6       You shall not for 6 months after the lawful termination of your employment work in any capacity either on your own behalf or on behalf of any other person, firm or company, or handle Competing Business with any person with whom who you worked for any material period of time in the period of 12 months preceding the date of the termination of your employment who was during such period employed by or an agent, officer or consultant of the Company or any Group Company where you and such person are each likely to be in possession of information confidential to the Company or any Group Company which if utilised by you together would be likely to be of assistance to any person, firm or company competing with the Company or any Group Company.

Additional Covenants and Reasonableness of Restrictions

30.7       You covenant with the Company in terms identical to those contained in clauses 30.1, 30.2 and 30.3, and 30.5 and 30.6 except that the references to the termination of your employment shall refer to the termination of your employment for any reason whatsoever whether lawful or wrongful.

30.8       You and the Company both agree that restrictions contained in this clause 30 are reasonable.

Notification to prospective future employers

30.9       You shall provide a copy of this clause 30 to any prospective employer before accepting employment with them and shall procure from the prospective employer written confirmation to the Company that they have seen a copy of this clause 30.

Severability

30.10     Each of the obligations contained in this clause 30 constitutes an entirely separate and independent restriction on you notwithstanding that they may be contained in the same paragraph, sentence or phrase.   If any particular obligation or obligations are held unenforceable for any reason, this shall not affect the enforceability of the other obligations upon you.

31.         If you shall, whilst this Agreement is in force, (or at any time during a period of 12 months immediately following the termination of your employment for whatever reason) receive from any person, firm or company an offer to provide services in any capacity whatsoever, or to enter into employment where acceptance of such offer, or the taking of such employment, might render you in breach of the provisions of this Agreement, you shall promptly provide a copy of this Agreement to the offerer.

32.         No amendment to this Agreement shall be effective unless made in writing and signed by, or on behalf of, each of the Parties.

33.         The provisions of the Schedule and any special terms endorsed upon this Agreement, or otherwise agreed in writing by, or on behalf of, the Parties, shall be read and construed as part of this Agreement and shall be enforceable accordingly.

34.         The contractual sections of the Employee Handbook are terms of this Agreement. Where those terms differ, the terms of this Agreement override those in the Employee Handbook.

35.         The Schedule to this Agreement sets out the particulars of your employment with the Company in accordance with the requirements of the Employment Rights Act 1996.

36.         In this Agreement, the following expressions shall have the meanings assigned to them, respectively:-

36.1       “Associated Company” means any company at least 20% of the equity share capital of which is beneficially owned by the Company’s ultimate holding company, or any of its subsidiaries.

36.2       “Chairman” means, in relation to any company or other person holding the equivalent position, the duly appointed Chairman.

36.3       “Client” means any party to whom the Company provides risk management or risk transfer advice or any insured party on insurance or reinsurance coverage arranged by the Company, or any Group Company, whether such coverage is arranged either directly, or through any intermediary.

36.4       “Competing Business” means any business which competes with any business carried on at the time of the termination of your employment by the Company or by any Group Company in which you were involved to any material extent at any time in the    —12 months preceding the date of the termination of your employment.

36.5       “Confidential Information” means all information which is of a confidential nature to the Company and the Group, including without limitation business methods and systems and contractual relations, whether with Clients, Producers, intermediaries, insurers or underwriters, lists of Clients, Prospective Clients, and any other clients, insurers or underwriters, and all confidential information relating to Clients or Prospective Clients or any other clients, including policy terms, conditions and rates, expiry dates, customer risk characteristics and information concerning the insurance arrangements for large and complex risks and whether or not any papers or documents are marked confidential.

36.6       “Employee Handbook” the Aon Limited Employee Handbook, as amended from time to time.

36.7       “Group” means the Company and all Associated Companies of it and its ultimate holding company.

36.8       “Group Company” means any Company within the Group of which the Company is a member.

36.9       “Intellectual Property” means inventions (whether patentable or not, and whether or not patent protection has been applied for or granted), improvements, developments, discoveries, proprietary information, trade marks, trade names, logos, art work, slogans, know-how, processes, designs (whether or not registerable and whether or not design rights subsist in them), utility models, works in which copyright may subsist (including computer software and preparatory and design materials therefor), and all works protected by rights or forms of protection of a similar nature or having equivalent effect anywhere in the world.

36.10     “Producer” means a party (including but not limited to an insurance or reinsurance intermediary) who has introduced a Client to the Company or a Group Company.

36.11     “Prospective Client” means a party for whom the Company or any Group Company has had material dealings with a view to providing risk management or risk transfer advice or arranging insurance or reinsurance coverage for that party, whether such coverage is to be arranged either directly or through any intermediary.

36.12     “Subsidiary” shall have the meaning given to it by the Companies Act 1985.

37.         Any notice under this Agreement may be served by the Company or any Group Company on you, either personally, or by leaving it at, or sending it by registered post to your last known residential address, or by facsimile to your facsimile number.

37.1       Any notice under this Agreement may be served by you on the Company, or any Group Company, by delivery to the Chairman of the Company, or Group Company, or by sending it by registered post to the registered office of the Company or Group Company, or by facsimile to the Company or Group Company’s facsimile number, or to such other address, or facsimile number as may be notified to you from time to time for this purpose.

37.2       Any notice sent by registered post, by either party, shall be deemed to have been served on the second day following that on which it was posted (excluding a Saturday, Sunday, Bank Holiday or Public Holiday) and, in proving such service, it shall be sufficient to show that the notice was properly addressed and posted.

37.3       Any notice given by facsimile, by either party, shall be deemed to have been served at the time of successful transmission.

38.         This Agreement shall be governed by, and interpreted according to, the Laws of England.

SIGNED for and on behalf of Aon Limited by:

DIRECTOR	ILLEGIBLE

NAME (BLOCK CAPITALS)	ILLEGIBLE

COMPANY SECRETARY	ILLEGIBLE

I have read, agree and accept the terms and conditions of this Agreement and further confirm that I have received a copy of the Employee Handbook referred to therein and have read and understood its terms.

SIGNED as a deed and delivered by the said

SIGNATURE	/s/ Stephen Phillip Mcgill

NAME (BLOCK CAPITALS)	STEPHEN PHILLIP MCGILL

DATE	5/7/05

in the presence of:-

Name:	SALLY TIMMS

Address:	171, CONWAY AVENUE GREAT WAKERING ESSEX SS3OBH

Occupation:	PERSONAL ASSISTANT

THE SCHEDULE

1. THE EXECUTIVE:

NAME:	Mr Stephen P McGill

ADDRESS:	Green End Park

Dane End

Ware

Hertfordshire

SG12 0NU

2. CAPACITY OF EMPLOYMENT OF THE EXECUTIVE:

Chief Executive Officer, GLC
This is an appointment at Aon Role Level
(ARL) 1

3. (i) THE TERMS OF THIS AGREEMENT WILL TAKE EFFECT FROM:
at a start date no later than 1st June 2005 as mutually agreed

4. THE EMPLOYER:
Aon Limited

5. ADDRESS OF WORKPLACE:
London

6. SALARY:
£550,000 p.a. Payable monthly

7. ANNUAL REVIEW DATE:
1st April

8. NOTICE PERIOD:
You are referred to Clause 6 of this agreement

9. NORMAL RETIREMENT DATE:
Your 65th Birthday

10. PENSION SCHEME:
Aon 1999 Pension Scheme Tier 3 £125,000 per annum

11. A CONTRACTING-OUT CERTIFICATE IS NOT IN FORCE.

12. DISCIPLINARY AND GRIEVANCE PROCEDURES :
You are referred to the Disciplinary Procedure in the online Employee Handbook and clause 23 of this Agreement

13. SICKNESS AND STATUTORY SICK PAY:
You are referred to the Sickness Absence section of the online Employee Handbook and clause 17 of this Agreement

14. BENEFITS:
A minimum of 25 days’ paid annual holiday, to be taken at such time or times as shall be agreed with the Company, in addition to public holidays;

Reimbursement of 75% of your home telephone bill;

Payment of a non-pensionable grade allowance of £30,000 gross per annum.

Mandatory 2-yearly Executive Platinum health-screening.

15. PRIVATE MEDICAL INSURANCE SCHEME.
Cover will be provided in accordance with the scheme arranged by the Company provided a satisfactory medical report has been obtained by the Company.

16. LONG TERM DISABILITY SCHEME.
Cover will be provided in accordance with the scheme arranged by the Company provided a satisfactory medical report has been obtained by the Company.

17. WORKING TIME:

The parties agree that your working hours in excess of 35 hours are not measured or predetermined and can be determined by you yourself. You therefore agree that regulations 4(1) and (2), 6(1), (2) and (7), 10(1), 11(1) and (2) of the Working Time Regulations 1998 shall not apply to that part of your work which is not measured or predetermined and which can be determined by you.